Exhibit (h)(xviii) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K

                            ASSIGNMENT AND CONSENT

      THIS ASSIGNMENT AND CONSENT is entered into by each of the undersigned as of the dates set forth below.

      WHEREAS, Federated Securities Corp. ("FSC"); Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company; Vision Group of Funds; and M&T Asset Management each entered into a Fund Participation Agreement dated June 1, 2002 (the "Agreement');

      WHEREAS, on August 15, 2003, Edgewood Services, Inc. ("ESI") succeeded FSC as distributor of Vision Group of Funds;

      WHEREAS, on August 15, 2003, Vision Group of Funds was renamed MTB Group of Funds;

      WHEREAS, on August 22, 2003, the investment advisory business of M&T Asset Management was restructured and assumed by MTB Investment Advisors, Inc. ("MTBIA");

      WHEREAS, FSC desires to assign its right, duties, and responsibilities under the Agreement to ESI, and ESI desires to accept the assignment of the Agreement from FSC; and

      WHEREAS, M&T Asset Management desires to assign its rights, duties and responsibilities under the Agreement to MTBIA, and MTBIA desires to accept the assignment from M&T Asset Management:

      KNOW ALL MEN BY THESE PRESENTS:

      In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, FSC does hereby assign all its rights, interests, and responsibilities under the Agreement described above to ESI, and ESI does hereby accept such assignment, effective August 15, 2003 (the "FSC Assignment").

      In consideration of the sum of One Dollar ($1.00) and other good and valuable consideration, M&T Asset Management does hereby assign all its rights, interests, and responsibilities under the Agreement described above to MTBIA, and MTBIA does hereby accept such assignment, effective August 22, 2003 (the "M&T Asset Management Assignment").

      Each party to this Assignment and Consent does hereby consent to the FSC Assignment and the M&T Asset Management Assignment.


      IN WITNESS WHEREOF, the parties hereto have cause this Assignment and Consent to be executed by their authorized representatives as of August 15, 2003 with respect to the FSC Assignment, and as of August 22, 2003, with respect to the M&T Asset Management Assignment.

FEDERATED SECURITIES CORP.                EDGEWOOD SERVICES, INC.

By:  /s/ Peter J. Germain                 By:  /s/ Charles L. Davis, Jr.
Name:  Peter J. Germain                   Name:  Charles L. Davis, Jr.
Title:  Senior Vice President             Title:  Vice President




M&T ASSET MANAGEMENT, a
department of Manufacturers and Traders
Trust Company                             MTB INVESTMENT ADVISORS, INC.


By:  /s/ William F. Dwyer                 By:  /s/ William F. Dwyer
Name:  William F. Dwyer                   Name:  William F. Dwyer
Title:  Senior Vice President & CIO
Title:  President & CIO


NATIONWIDE LIFE INSURANCE
COMPANY
NATIONWIDE LIFE AND ANNUITY
INSURANCE COMPANY MTB GROUP OF FUNDS

By:  /s/ William G. Goslee                By:  /s/ Beth S. Broderick
Name:  William G. Goslee                  Name:  Beth S. Broderick
Title:  VP-Investment & Advisory Services Title:  Vice President